Titan International, Inc. reports 30 percent increase in pro forma sales for fourth quarter 2004

Quincy, IL. - February 24, 2005 - Titan International, Inc. (NYSE: TWI) reported net sales of $105.9 million for the fourth quarter ended December 31, 2004, up 30 percent from $81.5 million pro forma (adjusted to reflect the April 2004 sale of Titan Europe) for the fourth quarter of 2003. Pro forma net sales for the year 2004 totaled $461.1 million, increasing 32 percent over 2003 pro forma net sales of $347.9 million.

Gross profit increased to $13.1 million for the fourth quarter of 2004 compared to $7.9 million for the same quarter of 2003, a 66 percent improvement in gross profit. For the year, gross profit more than doubled to $79.5 million in 2004 from $29.7 million in 2003.

Net income for the year improved $47.8 million to a profit of $11.1 million versus a loss of $(36.7) million a year earlier. Fully diluted earnings per share were $.61 in 2004 versus a loss of $(1.75) in 2003, for a $2.36 year-over-year gain.

Included in the fourth quarter and year-end 2004 results is a $5.3 million depreciation charge for idled assets marketed for sale. Titan continues the sales process for these idled assets, including facilities in Greenwood, South Carolina, and Walcott, Iowa, and equipment in Natchez, Mississippi, and Brownsville, Texas.

“Titan has experienced another remarkable quarter and we are proud to report a profitable 2004,” stated Maurice Taylor Jr., Titan president and CEO. “The operating results for the year show Titan’s employees worked hard to return the company to profitability when presented with increased demand in the agricultural and construction markets. Although it’s been a bumpy ride, we will not forget to maintain focus on reducing costs and further enhancing efficiencies. Many of our customers are predicting another strong year in 2005.”

For additional financial information and Management’s Discussion and Analysis of Financial Condition and Results of Operations, see the company’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2005.

This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2004.

Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction, and consumer (i.e. all terrain vehicles and trailers) applications.

Titan International, Inc.
Consolidated Statements of Operations (Unaudited)
For the three and twelve months ended December 31, 2004 and 2003

Amounts in thousands except earnings per share data

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net sales	$105,920	$120,469	$510,571	$491,672
Cost of sales	92,830	112,529	431,071	461,969
Gross profit	13,090	7,940	79,500	29,703

Selling, general & administrative expenses	8,455	11,066	36,040	43,174
Research & development expenses	345	727	1,875	2,749
Idled assets marketed for sale - depreciation	5,275	0	5,275	0
Goodwill impairment on Titan Europe	0	0	2,988	0
(Loss) income from operations	(985)	(3,853)	33,322	(16,220)

Interest expense	(2,561)	(5,130)	(16,159)	(20,231)
Debt termination expense	0	0	(3,654)	0
Equity income from unconsolidated affiliate	857	0	1,278	0
Loss on investment	0	0	0	(2,707)
Other income	189	2,762	428	5,490
(Loss) income before income taxes	(2,500)	(6,221)	15,215	(33,668)

(Benefit) provision for income taxes	(1,207)	2,989	4,108	2,989

Net (loss) income	$(1,293)	$(9,210)	$11,107	$(36,657)

(Loss) income per common share:
Basic	$(.08)	$(.44)	$.62	$(1.75)
Diluted	(.08)	(.44)	.61	(1.75)

Average common shares outstanding:
Basic	16,326	21,168	17,798	20,984
Diluted	16,326	21,168	21,574	20,984

Net sales with and without Titan Europe (Unaudited)
Amounts in thousands

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net sales	$105,920	$120,469	$510,571	$491,672
Less Titan Europe included in historical sales	0	39,002	49,446	143,724
Net sales without Titan Europe	$105,920	$81,467	$461,125	$347,948

Segment Information
Revenues from external customers (Unaudited)
Amounts in thousands
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Agricultural	$62,652	$71,675	$316,235	$288,545
Earthmoving/Construction	35,751	42,129	160,297	169,087
Consumer	7,517	6,665	34,039	34,040
Total	$105,920	$120,469	$510,571	$491,672

Consolidated Condensed Balance Sheets (Unaudited)
Amounts in thousands

	Dec. 31,	Dec. 31
	2004	2003
Assets
Current assets:
Cash & cash equivalents	$1,130	$6,556
Accounts receivable	52,781	83,975
Inventories	84,658	112,496
Assets held for sale	0	37,775
Deferred income taxes	6,711	20,343
Other current assets	9,388	25,801
Total current assets	154,668	286,946

Property, plant & equipment, net	80,644	138,482
Idled assets marketed for sale	31,245	0
Investment in unconsolidated affiliate	30,040	0
Restricted cash deposits	24,500	51,039
Goodwill	11,702	18,823
Other assets	21,367	27,794
Total assets	$354,166	$523,084

Liabilities & stockholders’ equity
Current liabilities:
Short-term debt (including current portion of long-term debt)	$217	$21,161
Accounts payable	26,733	51,931
Other current liabilities	12,820	29,883
Total current liabilities	39,770	102,975

Long-term debt	169,688	248,397
Deferred income taxes	9,164	22,796
Other long-term liabilities	28,663	36,960
Stockholders’ equity	106,881	111,956
Total liabilities & stockholders’ equity	$354,166	$523,084

Contact: Lisa Ross
Titan Communications Coordinator
(217) 221-4489